                                                         OMB APPROVAL
                                             ---------------------------------
                                             OMB Number              3235-0145
                                             Expires:         October 31, 1997
                                             Estimated average burden
                                             hours per response. . . . . 14.90


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO.______________)*


                           Aspect Development, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, par value $.001
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  045234 101
                          ---------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)                 Page 1 of 4 pages
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-----------------------                                  ---------------------
  CUSIP NO. 045234101                   13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Romesh Wadhwani


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,825,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,825,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,825,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      33%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 4 pages
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Item 1(a)  Name of Issuer:
---------  --------------

                Aspect Development, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:
---------  -----------------------------------------------

                1300 Charleston Road, Mountain View, CA 94043

Item 2(a)  Name of Person Filing:
---------  ---------------------

                Romesh Wadhwani

Item 2(b)  Address of Principal Business Office:
---------  ------------------------------------

                1300 Charleston Road, Mountain View, CA 94043

Item 2(c)  Citizenship:
---------  -----------

                United States

Item 2(d)  Title of Class of Securities:
---------  ----------------------------

                Common Stock, par value $.001

Item 2(e)  CUSIP Number:
---------  ------------

                045234 10 1

Item 3  Type of Person:
------  --------------


Item 4  Ownership (at December 31, 1996):
------  --------------------------------

          (a)  Amount Beneficially Owned:
                    3,825,000

          (b)  Percent of Class:

                    33%

          (c) Number of shares as to which such Person has:

               (i)  Sole power to vote or to direct the vote    3,825,000

               (ii) Shared power to vote or to direct the vote   0

               (iii)  Sole power to dispose or to direct the disposition of

                              3,825,000

               (iv) Shared power to dispose or to direct the disposition of

                               Page 3 of 4 Pages

Item 5  Ownership of Five Percent or Less of a Class:
------  --------------------------------------------



Item 6  Ownership of More than Five Percent on Behalf of Another Person:
------  ---------------------------------------------------------------



Item 7  Identification and Classification of Subsidiary Which Acquired the
------  ------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          --------------------------------------------------------



Item 8  Identification and Classification of Members of the Group:
------  ---------------------------------------------------------



Item 9  Notice of Dissolution of Group:
------  ------------------------------



Item 10   Certification:
-------   -------------


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:        2/6/97                        Signature: /s/ROMESH WADHWANI
     --------------------------------                --------------------------

                                           Name/Title:   Romesh Wadhwani
                                                       ------------------------

                               Page 4 of 4 Pages